EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NASDAQ: NSIT

INSIGHT ACQUIRES SADA, SIX-TIME GOOGLE CLOUD PARTNER OF THE YEAR

•Insight reinforces its unique position as a leading Solutions Integrator, offering market-leading multicloud solutions at scale
•SADA is an elite Google Cloud Premier Partner that strengthens Insight’s digital transformation capabilities and accelerates the growth of Insight’s cloud services and solutions
•Insight extends its capability across the two leading GenAI platforms

CHANDLER, AZ – December 1, 2023 – Insight Enterprises, Inc. (NASDAQ: NSIT) (the “Company”), a global Solutions Integrator driving client success through digital innovation, announced today that it has completed the acquisition of SADA, a leading cloud business and technology consultancy and six-time Google Cloud Partner of the Year. The acquisition advances Insight’s strategy and further strengthens its unique position as a leading Solutions Integrator offering market-leading multicloud solutions at scale.

SADA adds significant expertise and scale and enhances Insight’s cloud offerings to clients. The acquisition strengthens Insight’s current position as a provider of cloud, data, artificial intelligence, cybersecurity and intelligent edge solutions and services across the world’s top hyperscale ecosystems: Microsoft Azure, Google Cloud and Amazon Web Services (AWS).

“SADA's partnership with Google Cloud will enhance our ability to serve clients who operate across multiple clouds, and accelerate adoption of widely sought-after technologies like GenAI,” said Dee Burger, Insight North America president. “With this acquisition, we are taking a significant step forward to becoming the leading Solutions Integrator, focused on the most critical segments of market growth — cloud, data, AI, cybersecurity and edge. In addition, we also add SADA’s Google Cloud clients to our portfolio, along with specialized Google Cloud selling and technical resources.”

Tony Safoian, SADA president and CEO, said: “We bring to Insight both a strong technical and service reputation within the Google Cloud ecosystem and deep expertise in the Google Cloud portfolio of solutions. Insight’s resources, global client base and broad technology partnerships will allow us to expand faster into new markets and bring the power of Google Cloud to even more clients.”

As a leading Google Cloud Premier Partner, SADA has deep engineering capabilities across the entire Google Cloud stack and specializes in Google Cloud priority workloads. The SADA acquisition positions Insight to further benefit from the growing trend of multicloud adoption, accelerating Insight’s progress toward its strategic objective of growing cloud services and solutions.

Insight’s proven expertise and scale with Microsoft Azure and AWS, combined with SADA’s robust Google Cloud proficiency, establishes Insight as a comprehensive multicloud provider. Key data points include:

•The acquisition adds approximately 850 professionals dedicated to the Google Cloud ecosystem, increasing Insight’s overall team to more than 14,500 teammates across 26 countries to serve clients globally.
•SADA is a Google Cloud Premier Partner with 10 Google Cloud Specializations, including security, infrastructure, cloud migration, data analytics, application development, location intelligence and machine learning.
•Insight has a multibillion-dollar relationship with Microsoft and is the worldwide 2023 Microsoft Solution Assessments Partner of the Year and an Azure Expert Managed Service Provider. Insight has earned more than 65 Microsoft Partner of the Year awards and maintains 22 Microsoft specializations.
•Insight is an AWS Advanced Tier Services partner with four competencies (Migration, Microsoft Workloads, DevOps, Security).

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Insight Enterprises, Inc.	2701 E. Insight Way	Chandler, Arizona 85286	800.467.4448	FAX 480.760.8958

EXHIBIT 99.1
CONFERENCE CALL AND WEBCAST

The Company will host a conference call and live webcast today at 11:00 a.m. ET to discuss the acquisition of SADA. A live webcast of the conference call (in listen-only mode) will be available on the Company’s web site at http://investor.insight.com/, and a replay of the webcast will be available on the Company’s website for a limited time following the call. To access the live conference call, please register in advance using the event link in the Company’s website. Upon registering, participants will receive dial-in information via email, as well as a unique registrant ID, event passcode and detailed instructions regarding how to join the call.

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About Insight
Insight Enterprises, Inc. is a global Fortune 500 Solutions Integrator helping accelerate transformation by unlocking the power of people and technology. We architect, build and manage solutions for complex IT environments. Our digital transformation services include deep expertise in cloud, data, AI, cybersecurity and intelligent edge, augmented by longstanding relationships with 6,000+ technology partners. By quickly and effectively delivering best-fit solutions, we help our clients simplify modern business processes to improve client and work experiences, business intelligence, efficiency and growth. We’re rated as a Great Place to Work, a Forbes World’s Best Employer and a Fortune World’s Best Workplace. Discover more at insight.com. NSIT-M

About SADA
SADA is a market leader in cloud consultancy and technical services, and an award-winning solutions provider of Google Cloud. Since 2000, SADA has been committed to helping customers in healthcare, media, entertainment, retail, manufacturing and the public sector solve their most complex challenges so they can focus on achieving their boldest ambitions. With offices in North America, India and Armenia providing sales and customer support teams, SADA meets customers where they are in their digital transformation journey. SADA is a 6x Google Cloud Partner of the Year award winner with 10 Google Cloud Specializations and a proven track record of offering customers best-in-class service. SADA is a 15x honoree of the Inc. 5000 list of America’s Fastest-Growing Private Companies and has been named to Inc. Magazine’s Best Workplaces four years in a row. Learn more at www.sada.com.

Investors

Glynis Bryan
Insight Enterprises
Tel. (480) 333-3251
Email: glynis.bryan@insight.com

James Morgado
Insight Enterprises
Tel. (480) 687-6521
Email: james.morgado@insight.com

Media Contact

Scott Walters
Insight Enterprises
Tel. (480) 889-9798
Email: scott.walters@insight.com

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Insight Enterprises, Inc.	2701 E. Insight Way	Chandler, Arizona 85286	800.467.4448	FAX 480.760.8958